EXHIBIT 23.5


            CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement of CMGI, Inc. on Form S-3, as well as any abbreviated registration statement in connection with this Form S-3 filed pursuant to Rule 462(b) under the Securities Act, of our report, dated June 17, 1997, except for Note 6, for which the date is June 9, 1999, relating to the financial statements of Shopping.com which appears in Form 8-K of CMGI, Inc. dated August 12, 1999. We also consent to the reference to our Firm under the caption "Experts" in the prospectus, which is part of this Registration Statement.


/s/  SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
August 18, 2000